UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 18, 2005

AMERICAN VANGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13795	95-2588080
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

4695 MacArthur Court

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number: (949) 260-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

AMVAC Chemical Corporation, one of our subsidiaries, entered into a definitive License and Supply Agreement (the “Agreement”) with BASF Aktiengesellschaft that, by the terms of the Agreement, became effective on March 18, 2005. The Agreement was amended by the parties effective as of the same date. Pursuant to the terms and conditions of the Agreement, as amended, BASF granted to AMVAC certain rights with respect to certain patents and patent applications and certain proprietary intellectual property related to Topramezone, a new herbicide (the “Compound”). The rights granted to AMVAC under the Agreement include the non-exclusive right to further develop the Compound for a limited field of use, and to obtain registrations for and formulate certain products containing the Compound for such use in the United States and Canada. AMVAC also has the exclusive right to offer for sale, sell, promote and distribute such products in the United States and Canada. In consideration for the aforesaid rights, AMVAC must pay to BASF certain licensing fees. AMVAC is also obligated to purchase from BASF exclusively, AMVAC’s requirements of the Compound technical grade of active ingredient, the manufacture of which is protected under certain BASF patents. The term of the Agreement is for a period not to exceed the expiration of a certain BASF patent or patent application related to the Compound. The Agreement also contains other provisions customary to transactions of this nature.

Item 8.01. OTHER EVENTS

On March 22, 2005, we issued a press release announcing that we entered into the Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit 99.1	Press release dated March 22, 2005 of American Vanguard Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN VANGUARD CORPORATION
(Registrant)

By:	/s/ James A. Barry
James A. Barry
Senior Vice President
Chief Financial Officer
Date:	March 24, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated March 22, 2005 of American Vanguard Corporation announcing that it entered into a License and Supply Agreement and amendment thereto with BASF Aktiengesellschaft.